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                                                              EXHIBIT 1.A.(5)(g)

                        AUTOMATIC INCREASE BENEFIT RIDER

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BENEFIT                                                     We will automatically increase the principal sum of this policy on each anniversary of the policy issue date subject to the terms below. Evidence of insurability is not required.

INCREASES                                                   On each policy anniversary prior to the insured's attained age 55 we will increase:

                                                            1.    the planned (billed) premium by 3 percent and

                                                            2.    the principal sum of this policy by the lesser of 3 percent of the original principal sum or $10,000.

                                                            These increases will continue automatically unless:

                                                            1.    benefits are paid under the terms of the Waiver of Deduction or Monthly Disability Benefit riders (automatic increases
                                                                  will resume when benefits are no longer being paid under the terms of either of these riders); or

                                                            2.    this rider ends as described in the Termination of Rider
                                                                  section.

CHARGE FOR THIS RIDER                                       There are no monthly charges for this rider.  Cost of insurance charges are applied to the increased risk insurance amount as described in the policy.

TERMINATION OF RIDER                                        This rider will end when:
                                                            1.    the insured attains age 55;
                                                            2.    an increase is refused by the owner of this policy (we must receive the owner's signed notice of refusal within 30 days of the policy anniversary);
                                                            3.    the total of all increases equals the original principal sum of this policy;
                                                            4.    the policy ends for any reason;
                                                            5.    the owner requests a decrease in principal sum; or
                                                            6.    the owner's signed request for termination is received.

CONTRACT                                                    This rider is subject to all the terms of the policy except as modified in this rider.

                                                            Attached to and made a part of this policy effective as of the date of issue of the rider.
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                                FARMERS NEW WORLD LIFE INSURANCE COMPANY

              /s/ C. PAUL PATSIS                     /s/ JEFFREY T. BLACKBURN
                  C. Paul Patsis                         Jeffrey T. Blackburn
                    President                                 Secretary


2000-310(031)AI                                                            41867